Exhibit 99.6

CONSENT OF JOHN G. NOSSIFF

Global Internet of People, Inc. (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: October 21, 2019

By:	/s/ John G. Nossiff
John G. Nossiff